EXHIBIT 10.14

                         EXECUTIVE EMPLOYMENT AGREEMENT

      THIS EXECUTIVE EMPLOYMENT AGREEMENT is made this 16th day of August, 2002, by and between Phoenix Color Corp., a Delaware corporation (the "Company"), and Louis LaSorsa (the "Executive").

                              EXPLANATORY STATEMENT

      The Company desires to continue to employ the Executive as the Chairman of the Board of Directors, Chief Executive Officer, and President of the Company on the terms and conditions herein set forth, and the Executive has agreed to accept employment with the Company on the terms and conditions herein set forth.

      NOW, THEREFORE, in consideration of the premises and the mutual promises made herein, the parties agree as follows:

      1. Employment. The Company hereby employs the Executive as its Chairman of the Board of Directors, Chief Executive Officer, and President and agrees to continue the Executive in that position during the term of this Agreement.

      2. Term. This Agreement shall begin October 1, 2002 and shall continue through September 30, 2004. (the "Employment Period"). Thereafter, this Agreement shall renew automatically from Employment Year to Employment Year, subject to the right of either party to terminate this Agreement as of the end of any Employment Year upon sixty (60) days' prior written notice to the other party. An "Employment Year" begins each October 1 and ends on the following September 31.

      3. Base Salary. The Executive's base salary for each Employment Year under this Agreement shall be at the rate of $494,004 per annum. Such base salary may be increased based on periodic reviews by the Board of Directors. The Executive's base salary shall be paid throughout the year, in accordance with normal payroll practices of the Company.

      4. Bonuses; Stock Plans. In addition to his base salary, during the term of this Agreement, the Executive shall be entitled to participate in any bonus and stock option plans, programs, arrangements and practices sponsored by the Company for the benefit of executive employees serving in similar capacities with the Company, if any, as may be established from time to time by the Board of Directors of the Company for the benefit of such executive employees, in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement.

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      5. Other Benefits. During the term of this Agreement, the Executive shall also be entitled to participate in or receive benefits under all of the Company's benefit plans, programs, arrangements and practices, including pension, disability, and group life, sickness, accident or health insurance programs, if any, as may be established from time to time by the Board of Directors of the Company for the benefit of executive employees serving in similar capacities with the Company, which right to participate or receive benefits shall be determined in accordance with the terms of such plans, as amended by the Company from time to time; it being understood that there is no assurance with respect to the establishment of such plans or, if established, the continuation of such plans during the term of this Agreement. Notwithstanding the foregoing, the Company shall develop and implement, in no event later than the date immediately preceding a Change of Control (as defined in Section 13 of this Agreement), a supplemental executive retirement plan containing such terms as established by, and subject to such amendments as from time to time adopted by, the Company at its discretion (the "SERP"), provided that, upon a Change of Control, if the Executive is an employee of the Company immediately prior to the closing date thereof, the benefit payable to the Executive under the SERP upon such Change of Control shall not be less than the benefit payable under the terms of the Supplemental Executive Retirement Plan attached as Exhibit A to this Agreement.

      6. Duties.

            A. During the term of this Agreement, the Executive shall serve as the Chairman of the Board of Directors, Chief Executive Officer, and President of the Company, have such powers and perform such duties as are incident and customary to his offices, including those described in the Company's By-Laws (as amended from time to time), and shall perform such other additional executive and administrative duties and functions commensurate with such position as from time to time shall be assigned to him by the Board of Directors of the Company. The Executive shall perform such additional duties and functions without separate compensation, unless otherwise authorized by the Board.

            B. During the term of this Agreement, the Executive shall devote his full time, attention, skill, and energy to the performance of his duties under this Agreement, and shall comply with all reasonable professional requests of the Company; provided, however, that the Executive will be permitted to engage in and manage personal investments and to participate in community and charitable affairs, so long as such activities do not interfere with his duties under this Agreement.

      7. Vacation and Sick Leave.

            A. The Executive shall be entitled to a total of five (5) weeks of vacation each Employment Year, such vacation to be in accordance with the terms of the Company's announced policy for executive employees, as in effect from time to time. The Executive may take his vacation at such time or times as shall not interfere with the performance of his duties under this Agreement.


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            B. The Executive shall be entitled to paid sick leave and holidays in accordance with the Company's announced policy for executive employees, as in effect from time to time.

      8. Expenses.

            A. The Company shall reimburse the Executive for all reasonable expenses, including but not limited to expenses for first class air travel, incurred in connection with his duties on behalf of the Company, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses. Without limiting the generality of the foregoing, the Executive shall be entitled to reimbursement for any business-related travel, business-related entertainment, whether at his residence or otherwise, and other costs and expenses reasonably incident to the performance of his duties on behalf of the Company.

            B. During the term of this Agreement, the Company shall provide an automobile to the Executive for his personal use in accordance with the policy adopted from time to time by the Board of Directors based upon historical practice and the business needs of the Company. In addition, the Company shall reimburse the Executive for all reasonable maintenance, repair and fuel charges incurred by the Executive in connection with his ownership and use of such automobile, provided that the Executive shall keep, and present to the Company, records and receipts relating to reimbursable expenses incurred by him. Such records and receipts shall be maintained and presented in a format, and with such regularity, as the Company reasonably may require in order to substantiate the Company's right to claim income tax deductions for such expenses.

      9. Termination of Employment by the Company for Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Executive's employment (and, except as otherwise provided in Section 13 hereof, all of his rights and benefits under this Agreement) shall terminate immediately and without further notice upon the happening of any one or more of the following events:

            A. The Executive has been or is guilty of (i) a criminal offense involving moral turpitude, (ii) criminal or dishonest conduct pertaining to the business or affairs of the Company (including, without limitation, fraud and misappropriation), (iii) any act or omission the intended consequence of which is material injury to the Company's business, property or reputation, which act or omission continues uncured for a period of ten (10) days after the Executive has received written notice from the Company, and/or (iv) gross negligence or willful misconduct which continues uncured for a period of ten (10) days after the Executive has received written notice from the Company; or

            B. The Executive persists, for a period of ten (10) days after written notice from the Company, in a course of conduct reasonably determined by the Board of Directors of the Company to be in violation of his duties to the Company under this Agreement or otherwise in violation of the covenants, agreements or obligations under the terms of this Agreement.


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            (Subsections A and B of this Section 9 hereinafter referred to collectively and individually as "Cause"). In the event of a termination for Cause other than within six (6) months following a Change of Control (as hereinafter defined), the Company shall pay the Executive his base salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits), including but not limited to any right to compensation pursuant to Sections 3, 4 and 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement, and the Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 15 and 16 of this Agreement.

      10. Termination of Employment by the Company Without Cause. Notwithstanding the provisions of Section 2 of this Agreement, the Board of Directors may terminate the Executive's employment, as provided under this Agreement, at any time, for reasons other than for Cause by notifying the Executive in writing of such termination. Notwithstanding the provisions of
Section 2 of this Agreement, the Executive's employment shall terminate immediately and without further notice (and such termination shall constitute termination without Cause) in the event of the Executive's death, or the continuous and uninterrupted inability to perform the Executive's duties on behalf of the Company, by reason of accident, mental or physical illness or impairment, or disease, for a period of one hundred eighty (180) days from the first day of such inability to perform his duties. In the case of termination of the Executive by the Company without Cause pursuant to this Section 10, for a period equal to the greater of one (1) year and the remainder of the Employment Period (the "Severance Period"), the Company shall pay the Executive his base salary at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination (less any payments paid during the Severance Period to the Executive pursuant to any disability insurance policies maintained by the Company) and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company). Except as provided in this Section 10 and in Sections 15 and 16 of this Agreement, following termination of the Executive by the Company without Cause, the Company and the Executive shall have no further obligations under this Agreement.

      11. Termination of Employment by the Executive.

            A. Notwithstanding the provisions of Section 2 of this Agreement, the Executive may terminate this Agreement at any time by giving the Board of Directors written notice of his intent to terminate, delivered at least sixty
(60) days prior to the effective date of such termination. Upon expiration of the sixty (60) day notice period (or such earlier date as may be approved by the Board of Directors), the termination by the Executive shall become effective.

            B. The Executive shall be considered Constructively Discharged if he resigns from his employment as a result of experiencing a material reduction in duties or compensation or having been relocated to an office more than 50 miles from the Executive's then-current office (other than a relocation of the Executive's office prior to a Change of Control to a production plant or office location of the Company that exists as a production plant or office location of the


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Company as of the date of this Agreement), provided that the Company is given notice of such resignation within thirty (30) days of such material reduction or relocation. In the case of termination of the employment of the Executive pursuant to a Constructive Discharge other than within six (6) months of a Change of Control, for a period equal to the greater of one (1) year and the remainder of the Employment Period, the Company shall pay the Executive his base salary at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company). Except as provided in this Subsection B. and in Sections 15 and 16 of this Agreement, following the Constructive Discharge of the Executive other than within six (6) months of a Change of Control, the Company and the Executive shall have no further obligations under this Agreement.

            C. Upon the effective date of a Termination of Employment by the Executive other than pursuant to a Constructive Discharge, the Company shall pay the Executive his base salary through the effective date of the employment termination, and the Executive shall immediately thereafter forfeit all rights and benefits (other than vested benefits), including but not limited to any right to compensation pursuant to Sections 3, 4 and 5 of this Agreement, he would otherwise have been entitled to receive under this Agreement. The Company and the Executive thereafter shall have no further obligations under this Agreement except as otherwise provided in Sections 15 and 16 of this Agreement. Upon any Termination of Employment by the Executive other than pursuant to a Constructive Discharge, the Company may elect, in its sole discretion, to continue the Executive's base salary at the rate and in the manner required by
Section 3 and in effect immediately prior to the date of termination and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company) for a period of up to one (1) year after such Termination of Employment, provided that the Company shall notify the Executive of such period of salary continuation no later than five (5) days after his last day of employment with the Company.

      12. Non-Renewal. If, upon termination of the Employment Period, the Company shall decide not to renew this Agreement and the parties do not agree on a new employment or consulting agreement, for a period of one (1) year, the Company shall pay the Executive his base salary at the rate and in the manner required by Section 3 and in effect immediately prior to the date of termination and provide the Executive with the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company). Except as provided in this Section 12 and in Sections 15 and 16 of this Agreement, following termination of the Employment Period and non-renewal, the Company and the Executive shall have no further obligations under this Agreement.

      13. Termination Upon a Change of Control.

            A. Notwithstanding any other provision of the Agreement, if the Executive is terminated with or without Cause or Constructively Discharged within six (6) months following a Change of Control, the Company shall pay to the Executive a lump-sum severance payment


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equal to (i) 2.9 times the Executive's "covered compensation" (defined for purposes of this Agreement as the Executive's base salary in effect when employment terminates or when the Change of Control occurs, whichever is greater, plus the Executive's annual bonus at the greater of the Executive's current year target or the average annual bonus for the three (3) years immediately preceding the year when the termination or Constructive Discharge occurs); and (ii) continuation for a period of three (3) years of the employee welfare benefits required by Section 5 and in effect immediately prior to the date of termination (at the same cost to the Executive as the cost of such benefits to an employee of the Company).

            B. Definitions. For purposes of this Agreement, the following definitions shall apply:

                  (i) "Change of Control" means (1) the acquisition in one or more transactions (other than from the Company) by any Person of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of 50% or more of (A) the then outstanding shares of the securities of the Company, or (B) the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the "Company Voting Stock"); (2) the closing of a sale or other conveyance of all or substantially all of the assets of the Company; or
(3) the effective time of any merger, share exchange, consolidation, or other business combination of the Company if immediately after such transaction persons who hold a majority of the outstanding voting securities entitled to vote generally in the election of directors of the surviving entity (or the entity owning 100% of such surviving entity) are not persons who, immediately prior to such transaction, held the Company Voting Stock. Solely for purposes of the last sentence of Section 5, in no event shall a transaction constitute a Change of Control if the Disposition Proceeds for such transaction are less than the Target Amount.

                  (ii) "Disposition Proceeds" means: (1) in the case of a transaction described in clause (1) or (3) of Section 13.B(i), the value of cash and non-cash consideration paid or payable in connection with such transaction for the outstanding securities of the Company (including stock options), which consideration shall be determined as of the closing of the transaction, assuming the payment of any contingent portion of the consideration (including any earn-out payment) will be made; or (2) in the case of a transaction described in clause (2) of Section 13.B(i), the value of cash and non-cash consideration (including without limitation payment or assumption of debt) available for distribution to the holders of outstanding securities of the Company (including stock options) in connection with such transaction, determined as of the closing of the transaction assuming the payment of any contingent portion of the consideration (including any earn-out payment) will be made, and in accordance with generally accepted accounting principles.

                  (iii) "Person" means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended, other than: Louis LaSorsa, Edward Lieberman and employee benefit plans sponsored or maintained by the Company and corporations controlled by the Company.

                  (iv) "Target Amount" means $40,000,000.


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            C. Following a termination of the Executive within six (6) months following a Change of Control, other than as provided in Sections 13.A., 15 and 16 hereof, the Executive and the Company shall have no further obligations under this Agreement.

            D. The Company and the Executive acknowledge and agree that the compensation and benefits under this Section 13 are consideration for the Executive's covenant not to compete under Section 15.

      14. Certain Adjustments to Severance Payments; Alternative Forms of
Payment.

            A. Notwithstanding any provision in this Agreement to the contrary, in the event that the Company determines that any payment by the Company to the Executive under this Agreement and any other payment or distribution in the nature of compensation by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (such payment hereunder, together with such other payments and distributions, the "Payments"), would cause any portion of such Payments to be subject to the excise tax imposed by Section 4999 (or any successor provision) of the Internal Revenue Code (the "Parachute Payments"), the Executive's Payment hereunder and/or his other Payments, as determined by the Company, shall be reduced to an amount (not less than zero) which shall not cause any portion of the Payments to constitute Parachute Payments. All determinations required to be made under this Subsection A and all assumptions to be utilized in arriving at such determination (including any assumption or determination regarding the portion of the Payments to be considered reasonable compensation that is not subject to such tax or is not taken into account in determining the application of such tax) shall be made prior to the Change of Control by such law or accounting firm as selected by the individuals who were the members of the Compensation Committee of the Board of Directors of the Company immediately prior to the Change of Control (the "Law or Accounting Firm"). The Law or Accounting Firm may employ and rely upon the opinions of actuarial or accounting professionals to the extent it deems necessary or advisable. All fees and expenses of the Law or Accounting Firm shall be borne solely by the Company. Any determination by the Law or Accounting Firm shall be binding upon the Company, the Executive and all other persons and entities.

            B. If the Company is required under Section 10, 11, 12 or 13 to provide the Executive with the employee welfare benefits set forth in Section 5 and if such benefits are not available due to restrictions under applicable law, under the terms of the applicable employee benefit plan or otherwise, then in lieu of the unavailable benefits the Company shall pay to the Executive a lump sum cash amount equal to the present value of the premiums expected to be paid by the Company for such benefits which are provided on an insured basis, plus the expected net cost to the Company of providing such benefits which are not insured.

      15. Non-Competition. The Executive and the Company recognize that due to the nature of his employment, and his relationship with the Company, the Executive has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Company including, without limitation, information with respect to their present and prospective services,


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systems, products, clients, customers, agents, and sales and marketing methods.
The Executive acknowledges that such information has been and will be of central importance to the Company's business and that disclosure of it to others or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties will be to develop good will for the Company through his personal contact with the Company's clients, and that there is a danger that this good will, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated.

            A. The Executive agrees that, during the term of his employment with the Company, and for a period equal to (i) if the Executive's employment is terminated as provided in Section 9 or 13.A., three (3) years after the termination of his employment with the Company, or (ii) if the Executive's employment is terminated pursuant to Section 10, 11, 12 or 13 of this Agreement, the time period during which the Company continues to pay the Executive after the termination of his employment (the "Non-Competition Period"):

                  (i) The Executive will not directly or indirectly, within the United States, whether as a partner, proprietor, employee, consultant, agent or otherwise, participate or engage in any business that competes with, restricts, or interferes with the business of the Company, including, without limitation, any business in the printing industry which engages in book printing or whose customers include any book publishers.

                  (ii) The Executive will not directly or indirectly (for his own account, or for the account of others) interfere with, solicit, or accept for himself, his benefit, or for anyone other than the Company, any of the clients or customers of the Company, at the time of said termination, or any potential clients or customers solicited or being solicited by the Company at the time of such termination or within the period one (1) year prior thereto, or perform any services of any competitive nature in connection with said clients or customers for anyone other than the Company.

                  (iii) The Executive further agrees that he shall not, at any time, directly or indirectly, urge any client (or customer) or potential client (or potential customer) of the Company to discontinue business, in whole or in part, or not to do business, with the Company.

                  (iv) The Executive further agrees that he shall not, at any time, directly or indirectly, solicit, hire or arrange to hire any person who at the time of such hire or within one (1) year prior to the time of such hire was an employee of the Company and was not involuntarily terminated by the Company, for himself or for any business entity with which he may be, or may be planning to be, affiliated or associated, or otherwise interfere with the retention of employees that the Company desires to retain as such.


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            B. The Executive expressly acknowledges and agrees (i) that the restrictions set forth herein are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) that the protections afforded to the Company hereunder are necessary to protect its legitimate business interests, and (iii) that the agreement to observe such restrictions form a material part of the consideration for this Agreement and the Executive's employment by the Company.

      16. Confidential Information. The Executive agrees that, during the term of his employment with the Company, and for a period of three (3) years after the termination of his employment for any reason whatsoever, he shall not disclose to any person or use the same in any way, other than in the discharge of his duties under this Agreement in connection with the business of the Company, any trade secrets or confidential or proprietary information of the Company, including, without limitation, any information or knowledge relating to
(i) the business, operations or internal structure of the Company, (ii) the clients (or customers) or potential clients (or potential customers) of the Company, (iii) any method and/or procedure (such as records, programs, systems, correspondence, or other documents), relating or pertaining to projects developed by the Company or contemplated to be developed by the Company, or (iv) the Company's business, which information or knowledge the Executive shall have obtained during the term of this Agreement, and which is otherwise of a secret or confidential nature. Further, upon leaving the employ of the Company for any reason whatsoever, the Executive shall not take with him, without prior written consent of the Board of Directors of the Company, any documents, forms, or other reproductions of any data or any information relating to or pertaining to the Company, any clients (or customers) or potential clients (or potential customers) of the Company, or any other confidential information or trade secrets.

      17. Entire Agreement; Amendments, Other Agreements. This Agreement contains the entire understanding of the Executive and the Company with respect to the employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing. Any earlier employment agreements between the Executive and the Company are hereby terminated and shall be of no further effect after the effective date hereof.

      18. Miscellaneous.

            A. Any notices required by this Agreement shall (i) be made in writing and mailed by certified mail, return receipt requested, with adequate postage prepaid; (ii) be deemed given when so mailed; (iii) be deemed received by the addressee within ten (10) days after given or when the certified mail receipt for such mail is executed, whichever if earlier; and (iv) in the case of the Company, be mailed to its principal office, or in the case of the Executive, be mailed to the last address that the Executive has given to the Company.

            B. This Agreement shall be binding upon and inure to the benefit of, the parties, their successors, assigns, personal representatives, distributees, heirs, and legatees.

            C. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Maryland, without giving effect to the principles of conflicts of law thereof.


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            D. Any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement will be submitted to binding arbitration. Such arbitration shall be conducted before an arbitrator sitting in a location agreed to by the Company and the Executive within fifty (50) miles of the location of the Executive's principal place of employment, in accordance with the rules of the American Arbitration Association then in effect. Each party will be entitled to limited discovery, to consist of a maximum of three (3) depositions (maximum two (2) hours each), and twenty-five
(25) written interrogatories per party, which will be completed within one hundred twenty (120) days following the selection of the arbitrator. Judgment may be entered on the award of the arbitrator in any court having competent jurisdiction.

            E. Any failure by the Company to insist upon strict compliance with any term or provision of this Agreement, to exercise any option, to enforce any right, or to seek any remedy upon any breach by the Executive shall not affect, or constitute a waiver of, the Company's right to insist upon such strict compliance, exercise such option, enforce such right, or seek such remedy with respect to such breach or any prior, contemporaneous, or subsequent breach. No custom or practice of the Company at variance with any provision of this Agreement shall affect or constitute a waiver of, the Company's right to demand strict compliance with all provisions of this Agreement.

            F. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed severable from the remainder of this Agreement, and the remaining provisions contained in this Agreement shall be construed to preserve to the maximum permissible extent the intent and purposes of this Agreement. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

            G. In the event that the Executive violates the provisions of Sections 15 and 16 above, upon notice from the Company informing him of the nature of such violation, the Executive shall immediately terminate any actions which constitute such violation. The existence of this right shall not preclude any other rights and remedies at law or in equity which the Company may have.

            H. It is recognized that damages in the event of breach of any provision of Sections 15 and 16 above by the Executive would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company, in addition to and without limiting any other remedy or right it may have, will be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of such requirements.


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      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first hereinabove written.


                                                    PHOENIX COLOR CORP.

                                                    By: /s/ Edward Lieberman
                                                        ------------------------


                                                    EXECUTIVE

                                                    /s/ Louis LaSorsa
                                                    ----------------------------
                                                      Louis LaSorsa

                                    EXHIBIT A

           Phoenix Color Corp. Supplemental Executive Retirement Plan
                                 (See attached)

See Exhibit A to Exhibit 10.13, which is incorporated herein by this reference.